Exhibit 99.1

NEWS RELEASE

For Release:               Immediately

Contact:                     James Brunk, Chief Financial Officer (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q2 RESULTS

Calhoun, Georgia, July 28, 2022 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2022 second quarter net earnings of $280 million and diluted earnings per share (EPS) of $4.40. Adjusted net earnings were $281 million, and EPS was $4.41, excluding restructuring, acquisition, and other charges. Net sales for the second quarter of 2022 were $3.2 billion, an increase of 6.7% as reported and 11.1% on a constant basis. For the second quarter of 2021, net sales were $3.0 billion, net earnings were $336 million and EPS was $4.82. Adjusted net earnings were $310 million, and EPS was $4.45, excluding restructuring, acquisition, and other charges.
For the six months ending July 2, 2022, net earnings and EPS were $526 million and $8.17, respectively. Net earnings excluding restructuring, acquisition and other charges were $527 million and EPS was $8.18. For the 2022 six-month period, net sales were $6.2 billion, an increase of 9.7% versus prior year as reported or 14.0% on a constant basis. For the six-month period ending July 3, 2021, net sales were approximately $5.6 billion, net earnings were $573 million and EPS was $8.18; excluding restructuring, acquisition and other charges, net earnings and EPS were $556 million and $7.94, respectively.

Commenting on Mohawk Industries’ second quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “During the quarter, sales grew in all of our segments, with our top line results benefiting from price increases, enhanced product mix, improvements in commercial and contributions from our small acquisitions. As the quarter progressed, the global economic environment became increasingly challenging, and our organization implemented additional actions to support our performance. Our operating income for the quarter was in line with our expectations, even as material, energy and transportation inflation remained a significant headwind and our translated results were impacted by the strengthening U.S. dollar.
“Over the past 18 months, all of our businesses have faced extraordinary inflation, and we have instituted multiple price increases to pass through these higher costs. We are also taking numerous operational actions, including cost controls, productivity improvements, mix and logistics enhancements. Across all our markets, inflation is causing changes in consumer discretionary spending. U.S. housing sales have been impacted more than our other markets as mortgage rates have risen faster. Unlike past economic cycles, housing demand exceeds available supply and foreclosures are not an issue. In Europe, interest rates have not risen as much as in the U.S., though consumer discretionary spending is being eroded by energy and other inflation, which is impacting demand. In most of our regions, investments in commercial new construction and remodeling remain solid. Both commercial projects that were deferred due to the pandemic and new projects are being initiated in greater numbers as the sector continues to strengthen.

“As we navigate near-term market dynamics, Mohawk’s strong balance sheet provides many options for investments, including internal expansion, acquisitions and stock buybacks. During the second quarter, we announced approximately $440 million in new acquisitions, with the largest being the agreement to acquire Vitromex, a leading ceramic manufacturer in Mexico. In early July, we completed the acquisition of Foss Floors, a leading U.S. needle punch flooring manufacturer. In Europe, we are making excellent progress in integrating our 2021 insulation and panels acquisitions, which are contributing to our results as expected. Our expansion projects remain on schedule, including laminate, LVT, quartz countertops and European high-end porcelain slabs, all of which will help us satisfy current and future demand.
“In the second quarter, our Global Ceramic segment net sales were $1.2 billion, an increase of 11.5% as reported and 14.6% on a constant basis. The Segment’s operating margin was 13.3% as a result of pricing and mix improvements and productivity, offset by inflation. Builder sales remained strong in most of our markets, and an increased number of commercial renovation and new construction projects were also initiated. Most of our geographies have experienced some softening in residential activity as inflation and higher interest rates affected remodeling investments. As energy and raw material prices increase across our ceramic businesses, we continue to implement new pricing actions. In the U.S., our ceramic business expanded its operating income to the highest level in four years, with mix and margins enhanced by improved commercial sales. Our U.S. countertop business is growing in quartz, stone, and porcelain; and, to meet growing demand, we are sourcing products and expanding our quartz countertop production. Our European ceramic business improved sequentially, with higher sales and enhanced mix. Though pricing actions improved our margins, they did not fully offset inflation versus the prior year. Going forward, our volumes and margins will be under greater pressure as our gas costs will be higher. Our other international ceramic markets performed well, with sales growth primarily driven by pricing and mix with commercial outpacing residential.

“For the quarter, our Flooring Rest of World Segment net sales were $0.9 billion, an increase of 7.4% as reported or 18.8% on a constant basis. The Segment’s operating margin was 13.9% as a result of higher inflation and lower volumes, offset by favorable pricing and product mix improvements. We are seeing a slowdown in retail traffic across the segment, which is reducing industry volume in most categories. We have raised prices as inflation continued to rise and announced further increases as natural gas and chemical prices escalated at the end of the quarter. Laminate, LVT and sheet vinyl are all following similar demand trends, with sales softening as we progressed through the quarter and customers reducing inventory. In the period, our costs continued to escalate, and material supply improved. We are taking actions to address the changing environment, including cost reductions, process improvements and postponing non-critical projects. Our insulation business continues to deliver excellent results, with growth in volume as well as price. Sales of insulation products remain strong, as they benefit from increasing consumer investments to reduce energy costs. Our panels business performed well, though volume slowed as we progressed through the quarter. We continue to raise prices and improve our mix with higher value products. Our investments in energy production from waste wood are benefiting both our cost and the environment.

“In the quarter, our Flooring North America Segment net sales were $1.1 billion, an increase of 1.7% as reported, and the Segment’s operating margin was 9.1% as a result of higher inflation and lower volumes, partially offset by pricing and mix improvements and productivity. The commercial sector improved, while the residential market is softening. As our service levels increased, customers reduced their inventory in the residential channel. We continue to execute pricing actions to offset inflation, though lower plant volumes are reducing absorption and raising costs. Our LVT sales continued to grow, and we experienced fewer material disruptions, which furthered operational improvements and benefited our margins. Our new west coast LVT plant has begun shipping to customers, and our combined east and west coast operations will enhance our service. Sales of our water-proof laminate collections are increasing in the specialty retail and new construction channels, though inventory adjustments in home centers impacted our sales. Our new laminate manufacturing line continues to ramp up to targeted production levels and is fulfilling demand for our next generation products. As the commercial sector rebounds, sales and margins of our carpet tile and commercial LVT are improving. Based on the Architectural Billing Index, commercial design activity remains strong with a pipeline of projects that supports sales growth for the foreseeable future. As residential carpet volumes declined due to softening markets and inventory reductions, we are aligning capacity with demand, reducing expenses, and announcing additional price increases to counter inflation. Our rug business is concentrated with major national retailers, and during the quarter they all dramatically cut orders to reduce inventory as their sales forecasts weakened. Without the impact of a $50 million decline in rug purchases, the Segment’s sales would have increased approximately 6.5% versus the prior year.

“To adapt to current conditions and improve our results, we are taking actions across the enterprise to restructure our costs. We are finalizing plans to rationalize older, less efficient assets and optimize processes to lower our costs. The most significant actions will be in Flooring North America, including some fiber assets and reducing rug manufacturing capacity. In Flooring Rest of the World, we are consolidating insulation products and streamlining our organization. In Ceramic Europe, we are simplifying our administrative and manufacturing organizations. We estimate these initiatives will reduce our costs by $35 to 40 million annually, with an estimated cash cost of $15 to 20 million and a total estimated cost of $90 to 95 million.
“During the first half of 2022, we delivered solid results despite the pressure of significant inflation, rising interest rates and geopolitical instability. In the U.S., rapidly rising interest rates are impacting housing sales, and inflation is causing changes in consumer discretionary spending. Residential remodeling is softening as consumers postpone upgrading their homes. New home and multifamily flooring channels remain strong, and the commercial sector continues to improve as new and deferred projects are initiated. Though interest rates are lower in Europe, dramatically higher natural gas prices and constrained supply are reducing economic growth. Given these factors, we anticipate softening demand and increased pressure on our margins going forward. We are taking targeted actions across the enterprise to adjust to these changing market conditions. Material and energy costs continue to rise, and we are implementing further price increases in response. We are introducing higher value products and enhancing our service levels to expand our sales. We are reducing expenses and initiating new process improvements. We will be implementing multiple restructuring projects across the company to reduce our costs. We also expect improvements in material supply and transportation as we go through the remainder of the year. In the U.S., we anticipate that rising interest rates will strengthen the dollar and reduce our translated results. Given these factors, we anticipate our third quarter adjusted EPS to be $3.33 to $3.43, excluding any restructuring charges.

“Mohawk has successfully managed through economic cycles many times before. Over the long term, flooring grows at a faster rate than the overall economy. A deficit in housing stock requires significant additional construction in most regions, with U.S. housing demand exceeding supply by an estimated five million units and over 20 million homes between 20 and 40 years old that are in need of renovation. Our business is well positioned to benefit from long-term growth in new home construction, residential remodeling, and commercial projects. We have a strong balance sheet that supports growing the business through internal investments as well as acquisitions and stock buybacks. We will enhance the performance of our acquisitions and will continue to seek opportunities in new products and geographies. We remain optimistic about Mohawk’s future, and the actions we are taking today will increase our sales and improve our future results.”

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, Malaysia, Mexico, New Zealand and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, July 29, 2022, at 11:00 AM Eastern Time

The telephone number is 1-866-777-2509 for U.S./Canada and 1-412-317-5413 for International/Local. A replay will be available until August 26, 2022, by dialing 1-877-344-7529 for U.S./Local calls and 1-412-317-0088 for International/Local calls and entering access code #3250579.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021

Net sales	$3,153,188	2,953,833	6,168,851	5,622,859
Cost of sales	2,279,991	2,051,626	4,493,526	3,928,883
Gross profit	873,197	902,207	1,675,325	1,693,976
Selling, general and administrative expenses	505,270	497,783	986,597	972,037
Operating income	367,927	404,424	688,728	721,939
Interest expense	12,059	14,894	23,540	30,135
Other income, net	(2,818)	(11,168)	(380)	(13,395)
Earnings before income taxes	358,686	400,698	665,568	705,199
Income tax expense	78,176	64,245	139,624	131,935
Net earnings including noncontrolling interests	280,510	336,453	525,944	573,264
Net earnings attributable to noncontrolling interests	79	168	184	172
Net earnings attributable to Mohawk Industries, Inc.	$280,431	336,285	525,760	573,092

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$4.41	4.84	8.20	8.21
Weighted-average common shares outstanding - basic	63,540	69,432	64,116	69,809

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$4.40	4.82	8.17	8.18
Weighted-average common shares outstanding - diluted	63,798	69,745	64,374	70,102

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$147,706	338,391	202,661	597,996
Less: Capital expenditures	150,571	112,703	280,041	227,439
Free cash flow	$(2,865)	225,688	(77,380)	370,557

Depreciation and amortization	$141,569	148,466	282,984	299,681

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	July 2, 2022	July 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$223,986	753,677
Short-term investments	265,000	662,358
Receivables, net	2,105,809	2,017,622
Inventories	2,826,044	2,081,967
Prepaid expenses and other current assets	519,895	434,932
Total current assets	5,940,734	5,950,556
Property, plant and equipment, net	4,582,075	4,459,380
Right of use operating lease assets	404,726	383,343
Goodwill	2,536,314	2,609,174
Intangible assets, net	856,401	922,699
Deferred income taxes and other non-current assets	369,237	467,641
Total assets	$14,689,487	14,792,793
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1,498,900	958,781
Accounts payable and accrued expenses	2,316,980	2,119,154
Current operating lease liabilities	108,497	100,951
Total current liabilities	3,924,377	3,178,886
Long-term debt, less current portion	1,052,064	1,723,294
Non-current operating lease liabilities	309,261	292,101
Deferred income taxes and other long-term liabilities	796,847	824,570
Total liabilities	6,082,549	6,018,851
Total stockholders' equity	8,606,938	8,773,942
Total liabilities and stockholders' equity	$14,689,487	14,792,793

Segment Information	Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021

Net sales:
Global Ceramic	$1,158,569	1,039,503	2,223,326	1,969,374
Flooring NA	1,099,538	1,081,189	2,171,448	2,050,439
Flooring ROW	895,081	833,141	1,774,077	1,603,046
Consolidated net sales	$3,153,188	2,953,833	6,168,851	5,622,859

Operating income (loss):
Global Ceramic	$154,269	136,435	254,607	224,239
Flooring NA	100,030	115,943	195,354	197,241
Flooring ROW	124,107	163,886	258,757	323,192
Corporate and intersegment eliminations	(10,479)	(11,840)	(19,990)	(22,733)
Consolidated operating income	$367,927	404,424	688,728	721,939

Assets:
Global Ceramic			$5,537,075	5,206,786
Flooring NA			4,345,912	3,870,309
Flooring ROW			4,334,649	4,240,433
Corporate and intersegment eliminations			471,851	1,475,265
Consolidated assets			$14,689,487	14,792,793

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net earnings attributable to Mohawk Industries, Inc.	$280,431	336,285	525,760	573,092
Adjusting items:
Restructuring, acquisition and integration-related and other costs	1,801	5,941	3,658	17,515
Acquisitions purchase accounting, including inventory step-up	143	153	143	456
Resolution of foreign non-income tax contingencies	—	(6,211)	—	(6,211)
Income tax effect on resolution of foreign non-income tax contingencies	—	2,302	—	2,302
One-time tax planning election	—	(26,731)	—	(26,731)
Release of indemnification asset	—	—	7,324	—
Income taxes - reversal of uncertain tax position	—	—	(7,324)	—
Income taxes	(1,181)	(1,379)	(2,805)	(4,114)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$281,194	310,360	526,756	556,309

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$4.41	4.45	8.18	7.94
Weighted-average common shares outstanding - diluted	63,798	69,745	64,374	70,102

Reconciliation of Total Debt to Net Debt Less Short-Term Investments
(Amounts in thousands)
July 2, 2022
Short-term debt and current portion of long-term debt	$1,498,900
Long-term debt, less current portion	1,052,064
Total debt	2,550,964
Less: Cash and cash equivalents	223,986
Net debt	2,326,978
Less: Short-term investments	265,000
Net debt less short-term investments	$2,061,978

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	October 2, 2021	December 31, 2021	April 2, 2022	July 2, 2022	July 2, 2022
Operating income	$359,974	253,098	320,801	367,927	1,301,800
Other income (expense)	(21)	(1,140)	(2,438)	2,818	(781)
Net income attributable to noncontrolling interests	(206)	(11)	(105)	(79)	(401)
Depreciation and amortization	148,618	143,411	141,415	141,569	575,013
EBITDA	508,365	395,358	459,673	512,235	1,875,631
Restructuring, acquisition and integration-related and other costs	982	4,641	1,857	1,801	9,281
Acquisitions purchase accounting, including inventory step-up	226	1,067	—	143	1,436
Release of indemnification asset	—	—	7,324	—	7,324
Adjusted EBITDA	$509,573	401,066	468,854	514,179	1,893,672

Net debt less short-term investments to adjusted EBITDA					1.1

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$3,153,188	2,953,833	6,168,851	5,622,859
Adjustment to net sales on constant shipping days	10,794	—	31,811	—
Adjustment to net sales on a constant exchange rate	116,787	—	210,568	—
Net sales on a constant exchange rate and constant shipping days	$3,280,769	2,953,833	6,411,230	5,622,859

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Global Ceramic	July 2, 2022	July 3, 2021
Net sales	$1,158,569	1,039,503
Adjustment to segment net sales on constant shipping days	10,794	—
Adjustment to segment net sales on a constant exchange rate	21,870	—
Segment net sales on a constant exchange rate and constant shipping days	$1,191,233	1,039,503

Reconciliation of Segment Net Sales to Adjusted Segment Net Sales
(Amounts in thousands)
	Three Months Ended
Flooring NA	July 2, 2022	July 3, 2021
Net sales	$1,099,538	1,081,189
Rug adjustment	50,000	—
Adjusted segment net sales	$1,149,538	1,081,189

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Flooring ROW	July 2, 2022	July 3, 2021
Net sales	$895,081	833,141
Adjustment to segment net sales on a constant exchange rate	94,917	—
Segment net sales on a constant exchange rate	$989,998	833,141

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	July 2, 2022	July 3, 2021
Gross Profit	$873,197	902,207
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	713	5,299
Acquisitions purchase accounting, including inventory step-up	143	153
Adjusted gross profit	$874,053	907,659

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	July 2, 2022	July 3, 2021
Selling, general and administrative expenses	$505,270	497,783
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(1,186)	(1,480)
Adjusted selling, general and administrative expenses	$504,084	496,303

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	July 2, 2022	July 3, 2021
Operating income	$367,927	404,424
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	1,899	6,779
Acquisitions purchase accounting, including inventory step-up	143	153
Adjusted operating income	$369,969	411,356

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	July 2, 2022	July 3, 2021
Operating income	$154,269	136,435
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	—	726
Adjusted segment operating income	$154,269	137,161

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	July 2, 2022	July 3, 2021
Operating income	$100,030	115,943
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	(239)	5,487
Adjusted segment operating income	$99,791	121,430

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	July 2, 2022	July 3, 2021
Operating income	$124,107	163,886
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	2,139	289
Acquisitions purchase accounting, including inventory step-up	143	153
Adjusted segment operating income	$126,389	164,328

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	July 2, 2022	July 3, 2021
Earnings before income taxes	$358,686	400,698
Net earnings attributable to noncontrolling interests	(79)	(168)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	1,801	5,941
Acquisitions purchase accounting, including inventory step-up	143	153
Resolution of foreign non-income tax contingencies	—	(6,211)
Adjusted earnings including noncontrolling interests before income taxes	$360,551	400,413

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	July 2, 2022	July 3, 2021
Income tax expense	$78,176	64,245
Income tax effect on resolution of foreign non-income tax contingencies	—	(2,302)
One-time tax planning election	—	26,731
Income tax effect of adjusting items	1,181	1,379
Adjusted income tax expense	$79,357	90,053

Adjusted income tax rate	22.0%	22.5%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.

The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.